Exhibit 99.1

EXPLANATION OF RESPONSES

(1) Consists of 83,333 options granted to the reporting person on October 28, 2010, with an exercise price of $22.50, none of which have vested but all of which will vest by September 13, 2014, and all of which expire on September 13, 2020.